Exhibit 6.19

Hausman Exousia Pro Consulting Agreement

This Agreement is made as of May 5, 2025, between Exousia Pro, Inc. (Exousia) (the “Company”) and Marvin S. Hausman MD (Hausman, the “Consultant”), an Independent Contractor at Thorsyn Research LLC, Sheridan, Wyoming (Thorsyn).

The Company is a biotechnology company that is a leader in the development of exosomes which are next-generation therapeutics.

Term: The Consultant’s agreement hereunder shall be effective as of the Effective Date and shall continue until the first (1st) anniversary thereof (the “Initial Term”), unless terminated earlier by either party, upon 30-days’ written notice; provided that, on such first (1st) anniversary of the Effective Date and each one year (1) annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year (each “Renewal Term”), unless either party provides written notice of its intention not to extend the term of the Agreement at least 30 days prior to the applicable Renewal Date, provided this Agreement shall not have been terminated previously, in accordance with the foregoing. The Initial Term and each Renewal Term is hereinafter referred to as the “Term.”

Fields: The company’s mammalian exosomal technology platform has shown in in- vitro studies the capability to increase the efficacy of Merck’s drug Temozolomide (TMZ) in the treatment of glioblastoma (GBM). The company is also manufacturing plant-based exosomes for the treatment of a variety of commercial applications that range from simple skin conditions to numbing agents used in dentistry. This robust pipeline positions the company to transform the healthcare landscape.

The Consultant has experience in these fields and has previously arranged financing of a seminal humanized mouse study to evaluate the efficacy of the Company’s drug exosome therapeutic product in the treatment of human Glioblastoma (GBM). Please see Addendum A - Hausman CV and Bio.

The Consultant will focus on optimizing the research and commercial value of the Company’s pipeline of products.

The Consultant has the freedom to consult in other medical research and healthcare fields.

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The Company seeks to benefit from the Consultant’s expertise by retaining Thorsyn and the Consultant as a consultant. Thorsyn and Consultant wish to perform consulting services in the Field for the Company.

Accordingly, the Company and the Consultant agree as follows:

1. Services.

(a) The Consultant shall provide research experience in the design of preclinical and clinical study protocols to the Company with respect to matters related to the research and commercial Fields.

(b) The Consultant shall be engaged by the Company to monitor ongoing preclinical and clinical research studies.

The Consultant’s services may be more specifically described in addendums to this agreement as new therapeutic technology is uncovered.

Specifically, at this time the Consultant has submitted to the FDA or will submit to the FDA the following:

-	Orphan Drug Application regarding the therapeutic use of exosomes in the treatment of glioblastoma (GBM).
-	Approval of exosomes as a DiNovo Medical Device in the field of Dermatology and skin care treatments.

Additional services include but are not limited to:

(i) serving as Chairman on the Company’s Scientific Advisory Board (SAB), recruiting scientists and medical experts for the SAB, and organizing SAB meetings.

(ii) providing scientific advice regarding the Company’s product lines, the general direction of its research program, recruitment of personnel, and techniques used in research in the Fields; and

(iii) generally advising the Company in its efforts to produce, develop, and market products in the Field.

(a)	Upon request by the Company, and at times mutually agreed upon by the Company and the Consultant, the Consultant shall determine the number of days and time required to providing consulting services to the Company pursuant to this Agreement.
(b)	The Company acknowledges that the Consultant is employed by Revealia Diagnostics, Inc.(Revealia), AKA Ludwig Enterprises, Inc., as Chief Science Officer (CSO) and is a member of its Board of Directors.
(c)	Exousia and the Consultant understand that Consultant’s obligations to both Revealia and Exousia could potentially conflict with each other. Consultant will determine, in his own experience, what are the priorities to deal with any time, research, or clinical data conflicts that may arise.
(d)	The conflict policies include, but are not limited to, conflict of interest, conflict of commitment, and intellectual property.

2. Compensation.

a. As full consideration for the consulting services provided by the Consultant, the Company shall pay to the Consultant the amount of $ 120,000 dollars U.S. annually, payable in monthly installments of $ 10,000 dollars beginning on April 1, 2025. The earlier start date is due to previous work Hausman has performed for the Consultant. These funds will be accrued and disbursed upon Company completing a financing of a minimum of $500,000 dollars. Consultant will be paid on mutually agreed upon expense reports starting April 1, 2025.

b. Annual Bonus. For each fiscal year of the Company during the Term, the Company shall afford Consultant the opportunity to earn an incentive bonus (“Bonus”) as described in this Section. The aggregate target Bonus payable to Consultant under such program(s) shall equal not to exceed forty percent (40%) of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the President and/or Compensation Committee of the Board in its discretion). The amount of the Bonus will be determined by certification by the President and/or Board that the applicable goals have been achieved, and the President and/or Board shall promptly provide such certification following achievement of the applicable goals. The amount payable under this Section 2(b) shall be paid by the seventh (7th) day following the approval of the annual audited financial statements by the President and/or Board or its audit committee, as applicable, for the calendar year in which the Bonus is earned or if later, the fifteenth (15th) day of the third month following the end of the Company’s fiscal year in which the Bonus is earned.

c. Equity/Cash Awards. During the Term, the Consultant shall be entitled to receive equity and/or cash awards either now or in the future, based on his success, including but not limited to, establishing a clinical study and/or license agreement with Merck or any Pharma company to develop the Glioblastoma (GBM) technology, submission and approval of a GBM orphan drug Application, submission and approval of a medical device application for exosomes.

d. The Company shall promptly reimburse the Consultant for all agreed-upon and reasonable, customary, and necessary business expenses incurred by the Consultant in providing consulting services under this Agreement, which are correctly documented and incurred or paid by Consultant in the performance of his role.

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3. Competition.

The Company acknowledges and agrees that nothing in this Agreement shall affect the Consultant’s obligations in connection with his duties as Chief Science Officer and member of the Board of Directors of Revealia Diagnostics, Inc. (also known as Ludwig Enterprises, Inc.).

4. Confidential Information.

a. Consultant acknowledges that Company continually develops Confidential Information, that Consultant may develop Confidential Information for Company, and that Consultant may learn of Confidential Information during the course of employment with Company. Consultant will comply with the policies and procedures of Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law, regulation or process or for the proper performance of Consultant’s duties and responsibilities to Company, any Confidential Information obtained by Consultant incident to Executive’s employment or other association with Company. Consultant understands that this restriction shall continue to apply after Consultant’s employment terminates, regardless of the reason for such termination.

b. Notwithstanding anything contained in this Section 7 to the contrary, nothing contained herein shall prevent Consultant from disclosing any Confidential Information required by law, subpoena, court order or other legal processes to be disclosed; provided, that, Consultant shall give prompt written notice to Company of such requirement, disclose no more information than is so required and cooperate, at Company’s cost and expense, with any attempt by Company to obtain a protective order or similar treatment with respect to such information.

5. Indemnification. Company will indemnify Consultant to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses an Consultant in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Consultant of services. Any fees or other necessary expenses incurred by Consultant in defending any such action, suit, investigation or proceeding shall be paid by Company in advance, subject to Company’s right to seek repayment from Consultant if a determination is made that Consultant was not entitled to indemnification.

6. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in the circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

8. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in Person, with respect to notices delivered personally, or upon confirmed receipt when delivered by facsimile or deposited with a reputable, nationally recognized overnight courier service and addressed or faxed to Consultant at Consultant’s last known address on the books of Company or, in the case of Company, at its principal place of business.

9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties (including with respect to Company, its successors and assigns) with respect to Consultant’s employment and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Consultant’s employment.

10. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of Company.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such Party, and such electronic copy shall constitute an enforceable original document. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

12. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses from the other Party to the action or proceeding. For purposes of this Agreement, the “prevailing Party” shall be deemed to be that Party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out-of-pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

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13. Confidentiality. The Parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the Term and thereafter, Consultant shall not disclose any terms of this Agreement to any Person or entity without the prior written consent of Company, with the exception of Consultant’s tax, legal or accounting advisors or for legitimate business purposes of Consultant, or as otherwise required by law.

14. No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any Party hereto based upon any Party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida.

16. WAIVER OF JURY TRIAL. CONSULTANT AND THE COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HERETO.

17. Conditions. This Agreement and the Consultant’s continued employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Consultant has met the legal requirements to perform the Consultant’s role, including but not limited to satisfactory results of a background and/or credit search or any other applicable security clearance checks and criminal record checks and other reference checks that the Company performs.

18. Prior Restrictions. By signing below, the Consultant represents that the Consultant is not bound by the terms of any agreement with any Person which restricts in any way the Consultant’s hiring by the Company and the performance of the Consultant’s expected job duties; the Consultant also represents that, during the Consultant’s employment with the Company, the Consultant shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.

19. Independent Legal Counsel. By signing below, the Consultant hereby acknowledges that the Consultant has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Consultant has either obtained such advice or voluntarily chosen not to do so and hereby waives any objections or claims the Consultant may make resulting from any failure on the Consultant’s part to obtain such advice.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original when executed, but all of which taken together shall constitute the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed by Company (by its duly authorized representative) and by Consultant, as of the date first above written.

Exousia Pro Inc.

By:_	/s/ Matthew Dwyer
Matthew Dwyer
Title: President

Consultant:

By:_	/s/ Marvin S. Hausman MD
Marvin S. Hausman MD

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Addendum A; Hausman Bio; 1st page. See separate email with complete CV

MARVIN S. HAUSMAN, M.D.

(+1) 503-327-4173 • marvinshausman@gmail.com • www.linkedin.com/in/marvin-s-hausman-md/

EXECUTIVE SUMMARY

•Medical Doctor Degree from New York University School of Medicine •Immunologist and Board Certified Urological Surgeon. •40+ years of drug research and development experience with various pharmaceutical companies including Bristol-Myers International, Mead-Johnson Pharmaceutical Co., E.R. Squibb, and Medco Research. •An accomplished executive with domestic and international experience. •Practiced in the formation of strategic alliances, key partnership development and high stake negotiations. •Successfully executed acquisitions of breakthrough medical technology, in conjunction with formation, funding and launch of numerous private and public biotechnology corporations.

PROFESSIONAL EXPERIENCE

Consultant, Dec 2024-Present

Exousia Pro Inc., St. Petersburg, FL.

A corporation engaged in developing, commercializing, and funding biotechnology products using exosomes and nutraceutical products containing exosomes. Ongoing preclinical Glioblastoma study at the University of Central Florida in the laboratory of Dr. Kiminobu Sugaya.

Chief Medical Officer, Mar 2024-Present

Chairman of the Board of Directors, Sep 2023-Present

CEO, Sep 2023-Mar 2024

Ludwig Enterprises Inc., Sparks, NV

A global biotech and healthcare company, that is an innovator in mRNA genomics and machine learning AI technology. The corporate mission is to identify, monitor, and create solutions to mitigate chronic inflammation, the causative agent of illnesses such as cancer and heart disease, which are responsible for more than 50% of deaths worldwide.

Key achievement:

✓Developed mRNA inflammatory index proprietary technology that has the potential to detect genetic biomarkers for inflammatory-driven diseases, including but not limited to heart disease, diabetes, pre-eclampsia, and cancer.

President, Sep 2023-Nov 2024

Exousia AI; Subsidiary of Ludwig Enterprises Inc., Sheridan, WY

A medical artificial intelligence company, which has launched an Exosomal Targeted Delivery System. This transformational platform technology will lead to the creation of new therapeutics and improve the efficacy of existing cancer and infectious disease treatments.

Key achievement:

✓Launched an Exosomal Targeted Delivery System in the treatment of Glioblastoma, a highly malignant brain tumor that currently lacks adequate treatment.

Marvin S. Hausman, M.D. Page 1

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